Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

RIVERVIEW BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
N/A
(2)	Aggregate number of securities to which transactions applies:
N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
N/A
(4)	Proposed maximum aggregate value of transaction:
N/A
(5)	Total fee paid:
N/A
[ ]	Fee paid previously with preliminary materials:
N/A
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
N/A
(2)	Form, Schedule or Registration Statement No.:
N/A
(3)	Filing Party:
N/A
(4)	Date Filed:
N/A

June 13, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Riverview Bancorp, Inc.  The meeting will be held at the Riverview Center, 17205 S.E. Mill Plain Boulevard, Vancouver, Washington, on Wednesday, July 23, 2014 at 10:00 a.m., local time.

The Notice of Annual Meeting of Stockholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers, as well as a representative of Deloitte & Touche LLP, our independent auditor, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card or vote over the Internet.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Patrick Sheaffer

Patrick Sheaffer Chairman and Chief Executive Officer

RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET
SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 23, 2014

Notice is hereby given that the annual meeting of stockholders of Riverview Bancorp, Inc. will be held at the Riverview Center, 17205 S.E. Mill Plain Boulevard, Vancouver, Washington, on Wednesday, July 23,  2014, at 10:00 a.m., local time, for the following purposes:

Proposal 1:	Election of three directors to each serve for a three-year term.

Proposal 2:	An advisory (non-binding) vote to approve named executive officer compensation.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.  As of the date of this notice, we are not aware of any other business to come before the meeting.

The Board of Directors has fixed the close of business on May 27, 2014 as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited by the Board of Directors or vote over the Internet using the voting procedures described on your proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ TERESA L. BAKER

TERESA L. BAKER CORPORATE SECRETARY

Vancouver, Washington
June 13, 2014

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the meeting.  A self-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.  Alternatively, you may vote over the Internet by following the voting procedures and instructions on the proxy card.

PROXY STATEMENT
OF
RIVERVIEW BANCORP, INC.
900 WASHINGTON STREET
SUITE 900
VANCOUVER, WASHINGTON 98660
(360) 693-6650

ANNUAL MEETING OF STOCKHOLDERS
July 23, 2014

The Board of Directors of Riverview Bancorp, Inc. is using this Proxy Statement to solicit proxies from our stockholders for use at the annual meeting of stockholders.  We are first mailing this Proxy Statement and the enclosed form of proxy to our stockholders on or about June 13, 2014.

The information provided in this Proxy Statement relates to Riverview Bancorp, Inc. and its wholly-owned subsidiary, Riverview Community Bank.  Riverview Bancorp, Inc. may also be referred to as “Riverview” and Riverview Community Bank may also be referred to as the “Bank.”  References to “we,” “us” and “our” refer to Riverview and, as the context requires, Riverview Community Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Our annual meeting will be held as follows:

Date:	Wednesday, July 23, 2014
Time:	10:00 a.m., local time
Place:	Riverview Center, located at 17205 S.E. Mill Plain Boulevard, Vancouver, Washington 98683

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2:	An advisory (non-binding) vote to approve named executive officer compensation.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on July 23, 2014

Our Proxy Statement and Annual Report to Stockholders, are available at www.snl.com/irweblinkx/docs.aspx?iid=1032031. The following materials are available for review:

●	Proxy Statement;
●	proxy card; and
●	Annual Report to Stockholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at www.snl.com/irweblinkx/docs.aspx?iid=1032031.

Who Is Entitled to Vote?

We have fixed the close of business on May 27, 2014 as the record date for stockholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Riverview’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Riverview common stock you own, unless you own more than 10% of Riverview’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of Riverview’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.  On May 27, 2014, there were 22,471,890 shares of Riverview common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all stockholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  This question provides voting instructions for stockholders of record.  You are a stockholder of record if your shares of Riverview common stock are held in your name.  If you are a beneficial owner of Riverview common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Riverview common stock can only be voted if the stockholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a stockholder of record.

Voting instructions are included on your proxy card.  Shares of Riverview common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the stockholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees and FOR advisory approval of the compensation of our named executive officers.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in street name by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If your common stock is held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  Your broker may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form that accompanies this Proxy Statement.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote to approve named executive officer compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in the ESOP or 401(k) Plan

If you participate in the Riverview Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Riverview Bancorp, Inc. Employees’ Savings and Profit Sharing Plan (“401(k) Plan”), you will receive a proxy card, that will serve as a voting instruction form, that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustees how to vote the shares of common stock allocated to his or her account. The ESOP trustees, subject to the exercise of their fiduciary duties, will vote all unallocated shares of Riverview common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the 401(k) Employer Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. As of the close of business on the voting record date, May 27, 2014, 512,056 shares and 556,697 shares have been allocated to participants’ accounts in the ESOP and 401(k), respectively. The deadline for returning your voting instructions to each plan’s trustees is July 14, 2014.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Riverview common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Riverview common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the three nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Named Executive Officer Compensation

Approval of the advisory (non-binding) vote on named executive officer compensation requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions and broker non-votes will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date;

●	notifying the Corporate Secretary of Riverview in writing before the annual meeting that you have revoked your proxy; or

●	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 27, 2014, the voting record date, information regarding share ownership of:

●
those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Riverview’s common stock other than directors and executive officers;

●	each director and director nominee of Riverview;

●	each executive officer of Riverview or Riverview Community Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

●	all current directors and executive officers of Riverview and Riverview Community Bank as a group.

Persons and groups who beneficially own in excess of five percent of Riverview’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to us, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Riverview’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if  he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5% (Other than Directors and Executive Officers)

Ithan Creek Master Investors (Cayman) L.P. and Wellington Hedge Management, LLP	1,784,175	(2)	7.94
280 Congress Street
Boston, Massachusetts 02210

Sandler O’Neill Asset Management, LLC and Terry Maltese	1,622,700	(3)	7.22
150 East 52dn Street, 30th Floor
New York, New York 10022

Sy Jacobs	1,565,170	(4)	6.97
11 East 26th Street
New York, New York 10010

Banc Fund VII L.P. and Banc Fund VIII L.P.	1,155,564	(5)	5.14
20 North Wacker Drive, Suite 3300
Chicago, Illinois 60606

Directors

Gary R. Douglass	70,859	(6)	*
Edward R. Geiger	44,593	(7)	*
Michael D. Allen	63,211	(8)	*
Jerry C. Olson	36,151	(9)	*
Gerald L. Nies	182,300	(10)	*
Bess R. Wills	24,000	(11)	*

Named Executive Officers

Patrick Sheaffer**	704,409	(12)	3.13
Ronald A. Wysaske**	240,179	(13)	1.07
John A. Karas	95,189	(14)	*
Kevin J. Lycklama	129,425		*

All Executive Officers and Directors as a Group (14 persons)	1,766,148		7.86
____________
*	Less than one percent of shares outstanding.
**	Mr. Sheaffer and Mr. Wysaske are also directors of Riverview.
(1)
The amounts shown include the following shares of common stock which the named individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to our stock option plans: Messrs. Douglass, Geiger and Allen, 17,000 shares each; Mr. Olson, 19,000 shares; Mr. Nies and Ms. Wills, 14,000 shares each; Messrs. Sheaffer, Wysaske and Karas, 34,000 shares each; Mr. Lycklama, 23,000 shares; and all Riverview executive officers and directors as a group, 274,511 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, reporting shared voting and dispositive power with respect to the shares.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014, reporting shared voting and dispositive power with respect to the shares owned.
(4)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, reporting that Sy Jacobs and Jacobs Asset Management, LLC have shared voting and dispositive power with respect to 1,565,170 shares, and JAM Equity Partners, LLC and JAM Recovery Fund, L.P. have shared voting and dispositive power with respect to 1,070,545 shares.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, reporting that Banc Fund VII L.P. has sole voting and dispositive power with respect to 441,800 shares and Banc Fund VIII L.P. has sole voting and dispositive power with respect to 713,764 shares.

(6)	Includes 3,690 shares held jointly with his wife.
(7)	Includes 3,468 shares held jointly with his wife.

(Footnotes continue on following page)

(8)	Includes 9,611 shares held solely by his wife and 10,000 shares held jointly with his wife.
(9)	Includes 7,151 shares held jointly with his wife.
(10)	Includes 41,800 shares held jointly with his wife.
(11)	Includes 10,000 shares held jointly with her husband.
(12)	Includes 1,625 shares held solely by his wife and 323,466 shares held in trusts directed by Mr. Sheaffer.
(13)	Includes 60,848 shares held jointly with his wife.
(14)	Includes 25,000 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of eight members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Riverview and each nominee for director.  The Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Riverview director. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Patrick Sheaffer, Edward R. Geiger and Bess R. Wills for a three-year term.

	Age as of	Year First Elected or	Term to
Name	March 31, 2014	Appointed Director (1)	Expire

BOARD NOMINEES

Patrick Sheaffer	74	1979	2017 (2)
Edward R. Geiger	71	1999	2017 (2)
Bess R. Wills	60	2010	2017 (2)

DIRECTORS CONTINUING IN OFFICE

Jerry C. Olson	72	2007	2015
Gary R. Douglass	72	1994	2015
Ronald A. Wysaske	61	1985	2016
Michael D. Allen	72	2001	2016
Gerald L. Nies	65	2009	2016
______________
(1)	For years prior to 1998, includes service on the Board of Directors of Riverview Community Bank.
(2)	Assuming the individual is re-elected.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the qualifications, attributes, skills and areas of expertise of each nominee or director that makes him uniquely qualified to serve on Riverview’s Board of Directors.   All nominees and directors have held their present positions for at least five years unless otherwise indicated.

Patrick Sheaffer joined Riverview Community Bank in 1963 and has served as Chief Executive Officer since 1976.  He became Chairman of the Board in 1993.  He has been Chairman of the Board and Chief Executive Officer of Riverview since its inception in 1997.  He is responsible for the daily operations and the management of Riverview.  Mr. Sheaffer is active in numerous professional and civic organizations.  Mr. Sheaffer’s banking career gives him expertise in all areas of banking.

Edward R. Geiger is a retired business management and executive search consultant with over 45 years of experience.  Prior to establishing his consulting firm, Mr. Geiger was Corporate Controller at Pacific Telecom, Inc.  His prior experience also includes three other Fortune 500 companies, municipal government and the military.  Mr. Geiger holds B.S. and M.B.A. degrees from Lehigh University and is an inactive certified public accountant.  He is an active volunteer currently serving on the boards of directors of several non-profit organizations.  Mr. Geiger’s career gave him experience in preparing budgets and financial statements, as well as general accounting experience.

Bess R. Wills is General Manager/Co-Owner of Gresham Ford in Gresham, Oregon and is responsible for all matters of the day-to-day operation.  She has over 25 years of experience in fiscal and corporate administration and management of businesses, including having managed a group of auto dealerships in Southern California.  She is active with many business and community organizations and has received statewide recognition for her work with local charities.  Ms. Wills’ career has given her strong leadership experience and knowledge of owning and operating a long-established business.

Jerry C. Olson is President and Chief Executive Officer of Olson Engineering, Inc.  A graduate of Oregon State University with a Masters in Forest Engineering, Mr. Olson holds many professional designations including Professional Engineer, Professional Land Surveyor, and Certified Forester.  He is actively involved in many regional and local organizations, including Responsible Growth Forum, Engineering and Surveying Licensing Board, North Country EMS, Association of Washington Business and the Clark College Business Advisory Council.  In addition, Mr. Olson has been on the Board of the Columbia River Economic Development Council, The Building Industry of Clark County, the Commercial Real Estate Economic Coalition and is Chairman of the North County EMS District Board.  Mr. Olson’s career has given him strong leadership experience and knowledge of owning and operating a long-established business.

Gary R. Douglass is a retired certified public accountant.  Prior to his retirement, he had been in private practice in Camas, Washington since 1978 and retired as a partner of Douglass, Paulson & Lessard, CPAs, PC in April 2004.  He serves on the Board of Directors of Riverview Asset Management Corp.  Mr. Douglass’ career has given him extensive experience in business and tax consulting for a wide range of clients.

Ronald A. Wysaske joined Riverview Community Bank in 1976.  He became President and Chief Operating Officer of the Bank and Riverview in February 2004.  He has been a member of the Board of Directors of the Bank since 1985, and Riverview since its inception in 1997.  Prior to his appointment as President and Chief Operating Officer, he served as Executive Vice President, Treasurer and Chief Financial Officer of the Bank since 1981 and of Riverview since its inception.  He is responsible for the daily operations and the management of Riverview Community Bank.  Mr. Wysaske holds a B.A. and an M.B.A. from Washington State University, and is active in numerous professional, educational and civic organizations.  Mr. Wysaske’s banking career gives him expertise in all areas of banking.

Michael D. Allen is retired after a 40-year career in the banking industry.  Mr. Allen began his career with Seattle First National Bank in 1964 and progressed through a number of management positions, including serving as Vice President and Credit Supervisor for Southwest Washington.  From 1989 until 1998, Mr. Allen served as Executive Vice President of Northwest National Bank, responsible for commercial and retail banking operations.  During that bank’s pending acquisition by US Bank, Mr. Allen served as President from 1998 until 1999.  He is a past board member of the Southwest Washington Private Industry Council, Identity Clark County, the Vancouver Housing Authority and the Community Housing Resource Center.  Mr. Allen’s banking career has given him expertise in all areas of banking.

Gerald L. Nies is retired after 42 years in the insurance business.  He was President and Chief Executive Officer of Nies Insurance Agency from 1985-2011 and then was Executive Vice President after selling the business to Brown & Brown, Inc.  Currently, he is the owner of a small investment property management company.  He attended Western Washington University and became a Chartered Property Casualty Underwriter.  Mr. Nies is a past Board member of the Washington Independent Agents Association and past President of the National Agent Advisory Council for Safeco Insurance.  He also is one of the five Clark County Emergency Medical Services Administrative Board members and a director for Northwest Heart of Gold Inc., a Portland-based non-profit organization that raises funds for cancer research at Oregon Health and Sciences University.  Mr. Nies served for five years as Fire Chief for the City of Battle Ground and is a past President of the Battle Ground Chamber of Commerce.  Mr. Nies’ career has afforded him expertise in managing financial and operational aspects of a business.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Riverview and Riverview Community Bank conduct their business through Board and committee meetings.  During the fiscal year ended March 31, 2014, the Riverview Board of Directors held nine regular meetings and five work sessions.  The Bank Board of Directors held nine regular meetings and four work sessions.  A work session is an abbreviated meeting, covering limited subjects.  No director attended fewer than 75% of the total meetings of the Boards and committees on which he or she served during this period.

Committees and Committee Charters

Riverview’s Board of Directors has a number of committees, including Executive, Audit, Stock Option and Nominating Committees.  Riverview Community Bank’s Board of Directors has standing Executive, Audit, Personnel/Compensation, Risk Management, Senior Loan, Nominating and Compliance Committees, as well as several other committees.  Riverview’s Board of Directors does not have its own compensation committee because Riverview has no employees.  Riverview’s Audit and Nominating Committees have adopted written charters, as has the Bank’s Personnel/ Compensation Committee, copies of which are available on our website at www.riverviewbank.com.

Committees of the Riverview Board of Directors

The Executive Committee consists of Directors Sheaffer (Chairman), Geiger and Wills.  This Committee meets as necessary in between meetings of the full Board of Directors.  The Executive Committee met three times during the fiscal year ended March 31, 2014.

The Audit Committee consists of Directors Douglass (Chairman), Olson and Geiger, and is responsible for developing and monitoring the audit program.  It also has the sole authority to appoint or replace our independent auditor.  The Committee meets with the independent auditor to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  Each member of the Audit Committee is “independent,” in accordance with the requirements for companies listed on The Nasdaq Stock Market LLC (“Nasdaq”).  In addition, Mr. Geiger has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.  The Audit Committee met four times during the fiscal year ended March 31, 2014.

The Stock Option Committee consists of Directors Wills (Chairman), Olson and Allen, and is responsible for approving all stock option grants.  The Committee met once during the fiscal year ended March 31, 2014.

The Nominating Committee consists of Directors Douglass (Chairman), Olson and Wills, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on The Nasdaq Stock Market.  The Committee met twice during the fiscal year ended March 31, 2014.

Only those nominations made by the Committee or properly presented by stockholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Nominating Committee evaluates the qualifications of individual candidates, including identifying the beneficial impact a candidate will have on Riverview and the Board in terms of skill set, knowledge of the banking business, the candidate’s independence, communication skills, education, individual success in chosen fields, business development contributions, character, expertise, experience and involvement in community, business and civic affairs.  The Committee also considers whether the candidate would provide for adequate representation of the market area of Riverview Community Bank.  Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Riverview director.  The Committee will consider director candidates recommended by our stockholders.  If a stockholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals and Nominations” in this Proxy Statement.

Director Qualifications and Experience

As described in the previous paragraph, the Nominating Committee considers a number of criteria when selecting new members of the Board.  The following table identifies the experience, qualifications, attributes and skills that the Committee considered in making its decision to nominate directors to our Board; however, the fact that a particular attribute was not considered should not be construed to be a determination that the director lacks such an attribute.

	Allen	Douglass	Geiger	Nies	Olson	Sheaffer	Wysaske	Wills
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X					X	X
Audit Committee Financial Expert (actual or potential)		X	X
Civic and community involvement	X	X	X	X	X	X	X	X
Other public company experience						X
Leadership and team building skills	X	X	X	X	X	X	X	X
Diversity by race, gender or culture								X
Specific skills/knowledge
Finance	X	X	X			X	X	X
Technology				X				X
Marketing			X	X	X	X	X	X
Public affairs	X			X	X	X	X
Human resources		X	X	X	X	X	X	X
Governance	X	X		X	X	X	X	X

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by the same person. Edward R. Geiger serves as Vice-Chairman of the Board and lead independent director.  The lead independent director acts as the principal liaison between the independent directors of the Board and the Chairman of the Board.  The lead independent director also leads the Board in the absence of the Chairman of the Board.  The Board rotates the position of lead independent director amongst the outside directors on an annual basis.  The position of President of the Bank is held by separate person.  The Board believes this structure is appropriate for Riverview because of the current Chief Executive Officer’s level of experience and knowledge of Bank operations.  This structure also allows the President to focus on the day-to-day business of managing the Bank.

Board Involvement in Risk Management Process

Risk management is the responsibility of management and risk oversight is the responsibility of the Board.  The Board administers its risk oversight function principally through the division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility.  For example, our Risk Management Committee plays an important role overseeing our internal audit function and is responsible for reviewing significant reports prepared by the internal audit department.  Significant risk oversight matters considered by the committees are reported to and considered by the Board.  Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee.  Types of risk with the potential to adversely affect Riverview include credit, interest rate, liquidity, compliance risks, and risks relating to our operations and reputation.

Directors keep themselves informed of the activities and condition of Riverview and of the risk environment in which it operates by regularly attending Board and assigned Board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications.  Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Riverview and the Bank by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education.

The Board oversees the conduct of Riverview’s business and administers the risk management function by:

●	Selecting, evaluating, and retaining competent senior management;
●	Establishing, with senior management, Riverview’s long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;
●	Monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;
●	Overseeing Riverview’s business performance; and
●	Ensuring that the Bank helps to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Riverview and the Bank.

The Board ensures that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees.  Specific policies cover material credit, market, liquidity, operational, legal and reputation risks.  The policies are formulated to further Riverview’s business plan in a manner consistent with safe and sound practices.  The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Riverview’s and the Bank’s circumstances. The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Riverview against external crimes and internal fraud and abuse.  To assist Riverview with respect to risk management, and to assist the Board and Board committees with respect to risk oversight, the Bank employs a Vice President, Audit Manager, who works to identify and assess risks in all areas of Riverview and the Bank.  The Audit Manager reports to the Audit Committee, attends meetings of the Audit and Risk Management Committees on a regular basis, and attends Board and other committee meetings as needed.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting Riverview.  This includes senior management reports to the Board.  These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of risk under consideration and Riverview’s and the Bank’s unique circumstances.  Matters presented to the Board and Board committees generally include information with respect to risk.  The Board and Board committees consider the risk aspects of such information and often request additional information with respect to issues that may involve risk to Riverview.  The Board and Board committees also raise risk issues on their own initiative.

The Board has established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management.  This is accomplished, for example, by an internal auditor reporting directly to the Audit Committee.  In addition, an external audit is performed.  The Audit Committee reviews the auditors’ findings with senior management and monitors senior management’s efforts to resolve any identified issues and recommendations.  The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Riverview’s regulators.  Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Committees of the Riverview Community Bank Board of Directors

The Executive Committee, which consists of Directors Sheaffer (Chairman), Geiger and Wills, meets as necessary in between meetings of the full Board of Directors.  This Committee met three times during the fiscal year ended March 31, 2014.

The Audit Committee consists of Directors Douglass (Chairman), Olson and Geiger and is responsible for developing and monitoring the audit program.  The Committee meets with the independent auditor to discuss the results of the annual audit and quarterly procedures.  The members of the Committee also receive and review all the reports, findings and other information presented to them by the officers regarding financial reporting policies and practices.  The Audit Committee met four times during the fiscal year ended March 31, 2014.

The Personnel/Compensation Committee consists of Directors Olson (Chairman), Nies and Wills.  The Committee has overall responsibility for (1) approving and evaluating the compensation programs and policies for Riverview’s executive officers, which are designed to attract, motivate and retain key individuals responsible for the success of the Company as a whole; (2) administering and maintaining such programs in a manner that will benefit the long-term interests of Riverview and its stockholders; (3) approving the salary, bonus, stock equity-based and other compensation of Riverview’s executive officers; and (4) periodically reviewing management development activities and succession plans.  Each member of the Personnel/Compensation Committee is “independent,” in accordance with the requirements for companies listed on NASDAQ.  The Personnel/Compensation Committee met twice during the fiscal year ended March 31, 2014.

The Risk Management Committee consists of Directors Allen (Chairman), Douglass, Geiger, Nies, Olson, Wills, Sheaffer and Wysaske, and Cirith Andersen Cebree, the Enterprise Risk Manager of the Bank, who does not vote on matters presented to the Committee.  This Committee is responsible for directing and monitoring the internal audit and compliance programs.  The Risk Management Committee met four times during the fiscal year ended March 31, 2014.

The Senior Loan Committee consists of Directors Sheaffer, Allen and Douglass, and is chaired by Executive Vice President Daniel Cox, who does not vote on matters presented to the Committee.  If Mr. Sheaffer is unable to attend a meeting, Mr. Wysaske acts in his absence.  The Committee reviews and approves all aggregate lending relationships over $5 million to Riverview Community Bank’s internal loan limit.  The Senior Loan Committee met 23 times during the fiscal year ended March 31, 2014.

The Nominating Committee consists of Directors Douglass (Chairman), Olson and Wills, and is responsible for selecting nominees for the election of directors and developing a list of nominees for Board vacancies.  The Committee met twice during the fiscal year ended March 31, 2014.

The Compliance Committee consists of Directors Nies (Chairman), Geiger and Wysaske, and is responsible for monitoring and coordinating the Bank’s adherence to the provisions of the formal agreement with the Office of the Comptroller of the Currency.  The Compliance Committee met 12 times during the fiscal year ended March 31, 2014.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  The Board of Directors is cognizant of its responsibility to comply with the provisions contained in the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as NASDAQ rules with respect to corporate governance.  The Board and its committees will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Conduct.  On January 22, 2014, the Board of Directors revised the Officer and Director Code of Conduct, that had originally been adopted December 17, 2003.  The Code is applicable to each of Riverview’s directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Conduct is available on our website at www.riverviewbank.com.

Communication with the Board of Directors.  The Board of Directors maintains a process for stockholders to communicate with the Board.  Stockholders wishing to communicate with the Board should send any communication to the Corporate Secretary, Riverview Bancorp, Inc., 900 Washington Street, Suite 900, Vancouver, Washington 98660.  Any communication must state the number of shares beneficially owned by the stockholder making the communication.  The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of stockholders.  All members of the Board of Directors attended the 2013 annual meeting of stockholders.

Related Party Transactions.  Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee) and does not involve more than the normal risk of repayment or present other unfavorable features.  Riverview Community Bank is therefore prohibited from making any new loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.  The aggregate amount of loans by the Bank to its executive officers and directors was approximately $854,000 at March 31, 2014.  These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made. All loans are made pursuant to the Bank’s normal loan approval and review procedures, which are governed by written policies.  In addition, all loans and aggregate loans to individual directors and executive officers are required to be reviewed by the Executive Committee and reported to the Board.

Director Independence.  Our common stock is listed on the NASDAQ Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by Nasdaq.  Directors Allen, Douglass, Geiger, Nies, Olson and Wills are all independent.  Only Patrick Sheaffer, who is our Chairman and Chief Executive Officer, and Ronald A. Wysaske, who is our President and Chief Operating Officer, are not independent.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors for the fiscal year ended March 31, 2014, with the exception of Patrick Sheaffer and Ronald A. Wysaske, who are also employees and whose compensation is included in the section entitled “Executive Compensation.”  Our directors did not receive any stock awards or non-equity incentive plan compensation, nor did they participate in a pension or nonqualified deferred compensation plan; therefore, these columns have been omitted from the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)

Gary R. Douglass	23,250	4,720	27,970
Edward R. Geiger	21,750	4,720	26,470
Michael D. Allen	20,500	4,720	25,220
Jerry C. Olson	17,750	4,720	22,470
Gerald L. Nies	25,500	4,720	30,220
Bess R. Wills	16,750	4,720	21,470

(Footnote appears on following page)

(1)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For a  discussion of valuation assumptions, see Note 13 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2014. As of March 31, 2014, the directors had the following aggregate number of option awards outstanding: Messrs. Douglass, Geiger and Allen, 17,000 each; Mr. Olson, 19,000; and Mr. Nies and Ms. Wills, 14,000 each.

Directors receive an annual retainer of $5,000 and a fee of $1,000 for each Board meeting attended.  Outside directors also receive $250 for each committee meeting or work session attended.  The Personnel/Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  During the fiscal year ended March 31, 2014, there were no increases in Board or committee meeting fees.  In July 2013, non-employee members of the Board each received an award of options to purchase 4,000 shares of Riverview’s common stock.  These awards were made in recognition of the progress made toward improving Riverview’s financial condition and overall asset quality, as well as satisfying the provisions of the formal agreement with the Office of the Comptroller of the Currency.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Personnel/Compensation Committee.  Because Riverview does not have its own employees, the Personnel/Compensation Committee of Riverview Community Bank is responsible for establishing and monitoring compensation policies, and for evaluating performance and approving and evaluating compensation programs.  The Committee is responsible for evaluating the performance of our Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers of the Bank and makes recommendations to the Committee regarding compensation levels.

Objectives and Overview of the Compensation Program.  Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Riverview and Riverview Community Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and stockholders.  The principles underlying the executive compensation policies include the following:

●	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

●	to provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance;

●	to motivate executives to enhance long-term stockholder value by building their equity interest in Riverview; and

●	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Committee considers a variety of subjective and objective factors in determining the compensation package for individual executives, including: (1) total compensation of executives at similarly situated financial institutions; (2) the performance of Riverview and Riverview Community Bank as a whole, with emphasis on annual performance factors and long-term objectives; (3) the responsibilities assigned to each executive; (4) the performance of each executive of assigned responsibilities as measured by our progress during the year; (5) potential for future advancement; and (6) length of time in the position.

Compensation Program Elements.  The Personnel/Compensation Committee focuses primarily on the following four components in forming the total compensation program for our executive officers: base salary; incentive compensation; deferred compensation; and long-term incentive compensation.  The current compensation plans involve a combination of salary and incentive compensation to reward short-term performance, and deferred compensation and stock option grants to reward long-term performance.

Base Salary.  The purpose of base salary is to create a secure base of cash compensation for our employees. Salary levels are designed to be competitive within the banking and financial services industries.  In setting competitive salary levels, the Personnel/Compensation Committee regularly evaluates current salary levels by surveying similar institutions in Washington, Oregon and the Northwest.  The survey analysis focuses primarily on asset size, nature of ownership, type of operation and other common factors.  Specifically, the Committee annually reviews the Northwest Financial Industry Salary Survey prepared by Milliman in association with the Washington Bankers Association, the Washington Financial League and the Oregon Bankers Association, covering 102 Northwest financial organizations, and the Portland Area Cross-Industry Survey prepared by Milliman, which covers 83 major local employers.  We analyze the results of the surveys by position, and the midpoint of each position/grade, as it compares to Riverview Community Bank.  Midpoints of each grade for Riverview are compared to midpoints of survey data to determine if grade adjustments are necessary to remain competitive.  In the past, we have used the services of Watson Wyatt (now Towers Watson) to assist in the development of salary and incentive compensation programs; however, the Compensation Committee has not engaged a compensation consultant in the last few years.

Incentive Compensation Program.  We believe it is appropriate to provide individuals who are responsible for managing existing business and/or generating new business with competitive incentive compensation opportunities.  Our incentive compensation plan is designed to provide for incentive compensation with established targets of up to 40% of salary for the Chief Executive Officer, up to 50% of salary for the Chief Operating Officer, 30% to 45% of salary for executive vice presidents and 15% to 35% of salary for senior management.  Certain other officers may participate in the plan at a level of 10% to 30% of salary.  By rewarding the attainment of goals, we truly utilize incentive for actual individual and corporate performance, and are competitive in the marketplace.  We may utilize the services of compensation consultants, as needed, to remain fair and competitive in the future.

The Personnel/Compensation Committee reviews and approves goals and incentive participation each year.  Individual participant goals and performance modifier targets are communicated to participants in writing in the first quarter of the fiscal year to which the goals apply.  Goals are measured against performance after the end of the fiscal year.  Results are communicated the month following year-end for each participant.  The performance modifier ranges from zero to a maximum of two times the salary at risk percentage.  In making awards under the incentive compensation plan, the Personnel/Compensation Committee, the Chief Operating Officer and Chief Executive Officer or executive officers, as appropriate, review quantifiable data versus a plan approved by the Board.  The plan also provides for subjective evaluation of performance by the Committee, the Chief Operating Officer and Chief Executive Officer or executive officers, as appropriate.  The Personnel/Compensation Committee elected to not fund the incentive compensation program for the year ended March 31, 2014 as a result of Riverview’s prior year financial performance and the formal agreement with the Office of the Comptroller of the Currency.  However, the Committee determined that enough improvement had been made to warrant awarding a minimal number of options to the named executive officers, as described below under “Long Term Incentive Compensation.”

Deferred Compensation.  Officers at the level of senior vice president and above may elect to defer up to 50% of salary, with no income tax payable by the officer until benefits are received.  This alternative is available through the non-qualified deferred compensation plan described below in the section entitled “Nonqualified Deferred Compensation.”

Long Term Incentive Compensation.  In connection with Riverview Community Bank’s reorganization into the holding company structure, the Board of Directors adopted the 1998 Stock Option Plan for executive officers, employees and non-employee directors.  This plan was approved by Riverview’s stockholders.  The Board of Directors also adopted the 2003 Stock Option Plan, which was approved by stockholders at the 2003 annual meeting of stockholders.  The plans provided for the award of stock options to non-employee directors, executive officers and other employees.  Both the 1998 and 2003 Stock Option Plans have expired.  Accordingly, no further option awards may be granted; however, any awards granted prior to expiration remain outstanding subject to their terms.  Stock option awards are allocated based upon regulatory practices and policies, and the practices of other publicly traded financial institutions as verified by external surveys and are based upon the executive officers’ level of responsibility and contributions to

Riverview and Riverview Community Bank.  In July 2013, the named executive officers each received an award of options to purchase 6,000 shares of Riverview’s common stock.  These awards were made in recognition of the progress made toward improving Riverview’s financial condition and overall asset quality, as well as satisfying the provisions of the formal agreement with the Office of the Comptroller of the Currency.

Stock ownership is also enhanced through participation in our ESOP, under which eligible employees receive an allocation of Riverview stock based on a percentage of eligible wages.  The Board of Directors has appointed an administrative committee of Riverview officers to administer the ESOP and the 401(k) plan, and the named executive officers are eligible to participate in both of these plans. On an annual basis, Riverview allocates shares to the ESOP, which applies to all eligible participants including the named executive officers. In fiscal year 2014, Riverview contributed 24,633 shares into the ESOP on behalf of eligible participants, and matched 50% of the first four percent of participants’ contributions into the 401(k) plan each payroll period.

Allocation of Compensation.  We do not have any specific policies regarding allocation of total compensation between short-term and long-term elements, or cash and non-cash elements. For the year ended March 31, 2014, the composition of total compensation for our named executive officers was as follows:

Type of Compensation	Percentage of Total Compensation

Base salary	87.2
Incentive compensation	--
Deferred compensation earnings	0.3
Long-term incentive and other compensation	12.5

Personnel/Compensation Committee Report

The Personnel/Compensation Committee of Riverview Community Bank’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Personnel/Compensation Committee:

Personnel/Compensation Committee

Jerry C. Olson, Chairman
Gerald L. Nies Bess R. Wills

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

Riverview develops and implements compensation plans that provide strategic direction to each participant and engages him or her in Riverview’s success, which contributes to stockholder value.  We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance and evaluation of performance results help to mitigate excessive risk taking that could harm Riverview’s value or reward poor judgment by our executives or employees. Performance incentive rewards for all plans will continue to be focused on results that impact earnings, profitability, credit quality, deposit growth and capital adequacy.

All members of the Compensation Committee are aware of Riverview’s financial performance and they use this information when reviewing and approving incentive programs and payouts to all employees and approving participation and goals for incentive programs. The Compensation Committee reviewed the incentive compensation plans and concluded that the compensation plans do not encourage unnecessary or excessive risk and that management and the Board have effective controls in place utilizing outside auditors, internal auditors and Board oversight to ensure adequate controls are in place to mitigate risk within Riverview.

Summary Compensation Table

The following table shows information regarding compensation earned during the fiscal years ended March 31, 2014, 2013 and 2012 for our named executive officers: (1) Patrick Sheaffer, our principal executive officer; and (2) our three other most highly compensated executive officers, who are Ronald A. Wysaske, John A. Karas and Kevin J. Lycklama.  The named executive officers have not received bonuses, stock awards or non-equity incentive plan compensation in recent years; therefore, these columns have been omitted from the table below.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Patrick Sheaffer	2014	237,110	7,080	--	35,885	280,075
Chairman and Chief Executive	2013	242,518	--	1,357	31,843	275,718
Executive Officer	2012	261,266	--	1,972	38,809	302,047

Ronald A. Wysaske	2014	237,110	7,080	903	30,116	275,209
President and Chief	2013	238,453	--	2,754	26,158	267,365
Operating Officer	2012	241,258	--	2,154	32,353	275,765

John A. Karas	2014	217,086	7,080	567	18,609	243,342
Executive Vice President of	2013	203,684	--	872	14,024	218,580
Riverview; President and Chief	2012	196,457	--	220	19,204	215,881
Executive Officer of Riverview Asset Management Corp.

Kevin J. Lycklama	2014	178,754	7,080	1,154	11,907	198,895
Executive Vice President	2013	170,520	--	1,297	10,571	182,388
and Chief Financial Officer	2012	159,884	--	261	13,922	174,067
_____________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 13 of the Notes to Consolidated Financial Statements in Riverview’s Annual Report on Form 10-K for the year ended March 31, 2014.

(3)
Consists of above-market earnings on balances in the nonqualified deferred compensation plan; calculated based on the earnings adjustment in excess of 120 percent of the applicable federal long-term rate in effect on January 1st of each year.

(4)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended March 31, 2014.

All Other Compensation.  The following table sets forth details of “All other compensation” for 2014, as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by Riverview Community Bank.

Name	ESOP Contribution ($)	401(k) Plan Contribution ($)	Life Insurance Premium ($)	Company Car Allowance ($)	Board Fees ($)	Total ($)

Patrick Sheaffer	1,641	5,046	6,798	8,400	14,000	35,885
Ronald A. Wysaske	1,619	4,933	3,564	6,000	14,000	30,116
John A. Karas	1,392	4,359	6,858	6,000	--	18,609
Kevin J. Lycklama	1,716	3,705	486	6,000	--	11,907

Employment and Severance Agreements.  We entered into employment agreements with Messrs. Sheaffer, Wysaske and Karas on September 18, 2007 and Mr. Lycklama on November 18, 2009.  These agreements expire in three years, but are subject to annual renewal provisions.  For the year ending March 31, 2015, the annual salaries of Messrs. Sheaffer, Wysaske, Karas and Lycklama are $237,000, $237,000, $228,792 and $183,746, respectively.  The salaries, which are paid by Riverview Community Bank, must be reviewed annually and may be increased at the discretion of the Board.  The employment agreements also provide that the executives will participate in our salary at risk incentive compensation program and to receive all benefits that we provide to our employees generally.  The employment agreements provide that compensation must be paid in the event of disability, termination without cause, termination by the executive for specified reasons or in the event of a change in control, as described below under “Potential Payments Upon Termination.”

Outstanding Equity Awards

The following information with respect to outstanding option awards as of March 31, 2014 is presented for the named executive officers.  The named executive officers have no unvested stock awards or equity incentive plan awards outstanding.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Patrick Sheaffer	03/15/06	16,000	--	12.98	03/15/16
	09/22/09	12,000	--	3.84	09/22/19
	07/16/13	--	6,000	2.78	07/16/23

Ronald A. Wysaske	03/15/06	16,000	--	12.98	03/15/16
	09/22/09	12,000	--	3.84	09/22/19
	07/16/13	--	6,000	2.78	07/16/23

John A. Karas	03/15/06	16,000	--	12.98	03/15/16
	09/22/09	12,000	--	3.84	09/22/19
	07/16/13	--	6,000	2.78	07/16/23

Kevin J. Lycklama	03/19/08	5,000	--	10.19	03/19/18
	09/22/09	12,000	--	3.84	09/22/19
	07/16/13	--	6,000	2.78	07/16/23

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of base salary compensation on a basis that is not tax-qualified in which the named executive officers participated in the year ended March 31, 2014.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Patrick Sheaffer	--	--	--	--	--
Ronald A. Wysaske	--	--	4,489	--	117,314
John A. Karas	12,750	--	2,953	--	83,642
Kevin J. Lycklama	9,000	--	3,465	117,255	--
____________
(1)
The following amounts, constituting above-market earnings, were reported as compensation in 2014 in the Summary Compensation Table: for Mr. Wysaske, $903; for Mr. Karas, $567; and for Mr. Lycklama, $1,154.

(2)	Of these amounts, the following amounts were reported as compensation to the officers in previous years in the Summary Compensation Table: for Mr. Wysaske, $4,908; and for Mr. Karas, $1,092.

We currently offer a deferred compensation plan.  Under the plan, officers at the level of senior vice president and above may elect to defer up to 50% of salary until the time specified by the officer (or upon separation from service or a change in control, if elected by the officer), with no income tax payable by the officer until benefits are received under the deferred compensation plan adopted by Riverview Community Bank.  Once a deferral election is made for a year, it cannot be changed during that year except under limited circumstances, such as hardship or disability.  We credit an earnings adjustment on assets under the plan based on the rate of the Bank’s average yield on assets for the prior year, less 100 basis points.  For the calendar year ended December 31, 2013, this crediting rate was 4.15%.

Under the plan, upon the time specified by the officer, or upon an earlier separation from service or a change in control, if elected by the officer when he commences participation in the plan, we will pay the officer or his designated beneficiaries his plan benefit in a lump sum or in annual installments over ten years, as elected by the officer.  The payment election was made at the same time the officer makes his compensation deferral election.  The payment election may be changed only if the change election is made sufficiently in advance, generally at least 12 months, and payments are delayed for at least 5 years.  The payment will be based on an amount equal to the balance in the officer’s account immediately before the date on which benefits commence, plus interest, as measured above, on the unpaid balance if the payment is made in installments.  Payments will be made as described below under “Potential Payments Upon Termination.”  The estimated liability under the plan is accrued as earned by the officer.  At March 31, 2014, our aggregate liability under the plan for the named executive officers was $297,000.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon  disability, termination and retirement.  In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of March 31, 2014, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Disability ($)	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Change in Control ($)	Normal Retirement ($)	Death ($)

Patrick Sheaffer
Employment Agreement	303,634	629,562	734,513	--	--	--
Deferred Compensation Plan	--	--	--	--	--	--
Equity Plans	--	--	--	3,900	--	--

Ronald A. Wysaske
Employment Agreement	64,796	627,390	732,322	--	--	--
Deferred Compensation Plan	117,314	117,314	117,314	--	117,314	117,314
Equity Plans	--	--	--	3,900	--	--

John A. Karas
Employment Agreement	65,333	606,884	710,245	--	--	--
Deferred Compensation Plan	83,642	83,642	83,642	--	83,642	83,642
Equity Plans	--	--	--	3,900	--	--

Kevin J. Lycklama
Employment Agreement	55,952	493,354	574,823	--	--	--
Deferred Compensation Plan	--	--	--	--	--	--
Equity Plans	--	--	--	3,900	--	--

Employment Agreements.  We have entered into employment agreements with Messrs. Sheaffer, Wysaske, Karas and Lycklama.  Each agreement provides for payments to the executive upon his disability or termination.  If the executive becomes disabled during the term of his employment agreement, his employment will terminate.  Riverview Community Bank must then pay the executive as disability pay, a bi-weekly payment equal to three-quarters of his bi-weekly rate of base salary on the effective date of the termination, with payments beginning on the effective date of his termination.  The disability pay shall be reduced by the amount, if any, paid to the executive under any plan of the Bank providing disability benefits to the executive.  In addition, the Bank must pay a cash amount equal to the premiums that the Bank would have paid on the executive’s behalf for life, medical, dental and disability coverage.   The disability payments will end on the earlier of (1) the date of the executive’s full-time employment by another employer; (2) the executive’s death; or (3) the expiration of the term of the executive’s employment agreement.

The employment agreements also provide for benefits in the event of the executive’s termination.  If the executive’s employment is terminated for any reason other than a change in control or cause, or the executive terminates his employment for good reason (as defined in the agreement), the Bank must pay the executive a severance benefit in an aggregate amount equal to the sum of the following: (1) base salary due to the executive for the remaining term of his agreement; (2) prorated incentive compensation for the remaining term of his agreement; (3) cash amount equal to employer contributions that would have been made on the executive’s behalf over the remaining term of his agreement to any tax-qualified retirement plan sponsored by the Bank; (4) cash amount equal to the premiums that the Bank would have paid on the executive’s behalf for life, medical, dental and disability coverage over the remaining term of his agreement; and (5) any bonus earned for a prior performance period but not yet paid.  The employment agreements restrict each executive’s right to compete against Riverview or Riverview Community Bank if the executive voluntarily terminates his employment, except in the event of a change in control.

The employment agreements also provide for severance payments and other benefits in the event of an involuntary termination of employment in connection with any change in control of Riverview.  If within 12 months after a change in control, the executive’s employment is terminated other than for cause, or the executive terminates his employment for good reason, the Bank must pay a lump sum severance payment of 2.99 times the executive’s base salary plus an amount equal to the average annual incentive compensation and bonus earned by the executive for the three fiscal years preceding the change in control.  The employment agreements contain provisions requiring reduction of any payments that would be deemed to constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Deferred Compensation Plan.  Each of the named executive officers is eligible to participate in the Riverview Community Bank Directors’ and Executive Officers’ Deferred Compensation Plan, as described in more detail above on page 18.  The current plan allows the officers to elect to defer up to 50% of salary until separation from service, with no income tax payable by the officer until benefits are received.  An “override election” can be made in the initial participation agreement and participants may elect to receive payment upon the occurrence of an “override event.”  Participants may elect either or both of the following as an override event: separation from service and/or change in control.  Participants elect in their initial participation agreement either a specific date (lump sum payment) or a fixed schedule of payments (made annually over ten years) starting on a specified date for distribution of their plan benefits.  Distributions will be made in accordance with the participant’s election, other than in the event of a hardship withdrawal, death, disability, cashout of small accounts, required delayed distributions to key employees or the termination of the plan.  The participating named executive officers may elect both separation from service and change in control as an override event.  There was a frozen deferred compensation plan, under which contributions could no longer be made. The Deferred Compensation Committee made the determination to pay out and close the frozen plan.

Equity Plans.  Our 1998 and 2003 Stock Option Plans provide for accelerated vesting of awards in the event of a change in control.  Specifically, if a tender offer or exchange offer for Riverview’s shares is commenced, or if a change in control occurs, unless the committee administering the plan has provided otherwise in the award agreement, all options granted and not fully exercisable shall become exercisable in full upon the happening of that event.

Compensation Committee Interlocks and Insider Participation

The members of the Personnel/Compensation Committee are Directors Olson, Wills and Nies.  No members of this Committee were officers or employees of Riverview or any of its subsidiaries during the year ended March 31, 2014, nor were they formerly Riverview officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of stockholders a non-binding stockholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of Riverview’s named executive officers as disclosed in the proxy statement.  At the 2011 annual meeting of stockholders, we were also required under the Dodd-Frank Act to include non-binding stockholder resolution regarding the frequency of future votes on executive compensation.  The Board of Directors recommended that stockholders vote in favor of holding an annual say-on-pay vote.  Stockholders voted strongly in favor of holding an annual vote and the Board of Directors determined to hold an annual stockholder advisory vote to approve the compensation of our named executive officers, beginning in 2012, and continuing until such time that the frequency vote is next presented to stockholders or until the Board determines that a different frequency is in the best interest of Riverview and its stockholders.

The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Riverview Bancorp Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Riverview’s Proxy Statement for the 2014 annual meeting of stockholders.

This vote will not be binding on our Board of Directors or Personnel/Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Personnel/Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders.  Our compensation programs are designed to balance short-term and long-term objectives, and to attract executive talent, retain a team of effective leaders and provide stability for Riverview.  Our compensation program is guided by the philosophy that total executive compensation should vary based on achievement of corporate goals and objectives, and should closely align with Riverview's financial performance.  The Compensation Committee of the Board of Directors believes that the executive compensation for fiscal 2014 is reasonable and appropriate, is justified by Riverview's performance in an extremely difficult environment and is the result of a carefully considered approach.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

 AUDIT COMMITTEE MATTERS

Audit Committee Charter.  The Audit Committee operates pursuant to a charter approved by our Board of Directors.  In April 2007, the Board of Directors adopted a revised Audit Committee charter to reflect the new responsibilities imposed by the Sarbanes-Oxley Act of 2002.  The charter sets out the responsibilities, authority and specific duties of the Audit Committee.  The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent auditor, the internal audit department and management.  The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to Riverview’s audited financial statement for the year ended March 31, 2014:

●	The Audit Committee has reviewed and discussed the 2014 audited financial statements with management;

●
The Audit Committee has discussed with the independent auditor, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

●
The Audit Committee has received written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the auditor’s independence; and

●
The Audit Committee has, based on its review and discussions with management of the 2014 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that Riverview’s audited financial statements for the year ended March 31, 2014 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:

Gary R. Douglass, Chairman Jerry C. Olson Edward R. Geiger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Riverview’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that during the fiscal year ended March 31, 2014, all filing requirements applicable to our reporting officers, directors and greater than 10% stockholders were properly and timely complied.

INDEPENDENT AUDITOR

Deloitte & Touche LLP served as our independent auditor for the fiscal year ended March 31, 2014.  The Audit Committee of the Board of Directors has not yet made a decision as to Riverview’s independent auditor for the fiscal year ending March 31, 2015 and that matter is currently under discussion. A representative of Deloitte & Touche LLP will be present at the annual meeting to respond to stockholders’ questions and will have the opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed, or expected to be billed, to Riverview by Deloitte & Touche LLP for professional services rendered for the fiscal years ended March 31, 2014 and 2013.

	Year Ended March 31,
	2014	2013

Audit Fees	$360,000	$360,000
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	$8,000	$8,000

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with its annual review of its charter.  Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee.  If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting.  In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.

STOCKHOLDER PROPOSALS AND NOMINATIONS

In order to be eligible for inclusion in our proxy solicitation materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our main office at 900 Washington Street, Suite 900, Vancouver, Washington 98660, no later than February 13, 2015.  Any such proposal shall be subject to the requirements of the proxy solicitation rules adopted under the Securities Exchange Act.

Our Articles of Incorporation provide that if a stockholder intends to nominate a candidate for election as a director or submit a stockholder proposal, the stockholder must deliver written notice of his or her intention to the Corporate Secretary of Riverview not less than 30 nor more than 60 days prior to the date of a meeting of stockholders; provided, however, that if less than 31 days’ notice of the date of the meeting is given or made to stockholders, such written notice must be delivered to the Corporate Secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.  The notice must set forth certain information specified in our Articles of Incorporation.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies.  In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

Riverview’s Annual Report to Stockholders, which includes the Annual Report on Form 10-K as filed with the SEC, has been mailed to stockholders as of the close of business on the voting record date.  Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ TERESA L. BAKER

TERESA L. BAKER CORPORATE SECRETARY

Vancouver, Washington
June 13, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com

FOLD AND DETACH HERE

RIVERVIEW BANCORP, INC.
Annual Meeting of Stockholders
July 23, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of Riverview Bancorp, Inc. (“Riverview”) with full power of substitution, to vote as designated on the reverse side and in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Riverview held of record by the undersigned on May 27, 2014, at the Annual Meeting of Stockholders to be held on July 23, 2014, or any adjournment or postponements thereof.

If you are a participant in either the Riverview Bancorp, Inc. Employee Stock Ownership Plan or the Riverview Bancorp, Inc. Employees’ Savings and Profit Sharing Plan, this proxy constitutes your direction to the trustees of such plans to vote as directed on the reverse side the proportionate interest in the shares of common stock held in the plan.  In order for the trustees to receive your direction in time to vote, your proxy must be received by July 14, 2014.  If your proxy is not received by July 14, 2014, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE.  IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.  THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 2014 ANNUAL MEETING.

      Address Changes/Comments: ________________________________________________________

      ________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side

RIVERVIEW BANCORP, INC. 900 WASHINGTON STREET SUITE 900 VANCOUVER, WASHINGTON 98660-3409
VOTE BY INTERNET -  www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 22, 2014.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Riverview Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports, electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RIVERVIEW BANCORP, INC.                                        For   Withhold   For All             To withhold authority to vote for any individual
    The Board of Directors recommends you vote          All        All          Except              nominee(s), mark “For All Except” and write the
    FOR the following                                                           [  ]         [  ]             [  ]                   number(s) of the nominee(s) on the line below

   Vote on Directors                                                                                                                   _______________________________________

    1.     Election of Directors

            Nominees:

            01)   Patrick Sheaffer
            02)   Edward R. Geiger
            03)   Bess R. Wills

   Vote on Proposal

   The Board of Directors recommends you vote FOR the following proposal                                                                    For       Against       Abstain
                                                                                                                                                                                                                [  ]             [  ]                [  ]
   2.  Advisory (non-binding) approval of the compensation of our named executive officers.

   NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.          [  ]

   Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title, as such.  Joint owners should each sign personally.  All holders must sign., if a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date